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                                                                 EXHIBIT 10.18

                          CO-BRANDED SERVICE AGREEMENT

     This Agreement, dated as of December 14, 1999 (the "Effective Date"), is made by and between Quepasa.com, Inc., a Nevada corporation with its principal place of business at 400 East Van Buren, Phoenix, AZ 85004 ("QuePasa"), and NetZero, Inc., a Delaware corporation with its principal place of business at 2555 Townsgate Road, Westlake Village, CA 91361 ("NetZero").

                                    Recitals
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     WHEREAS QuePasa is the owner or licensee of certain Web properties and services targeting the U.S. Hispanic community in both the English and Spanish language, including Internet Web sites and online communities (collectively, the "QuePasa Services");

     WHEREAS NetZero provides free dial-up Internet access services in the United States of America in the English language (the "NetZero Service") to its subscribers. In conjunction with the NetZero Service, a persistent window ("The ZeroPort") is displayed to subscribers while connected to the NetZero Service; and

     WHEREAS the parties would like to offer free dial-up Internet access services and content targeted to the U.S. Hispanic community through a customized version of the NetZero Service and The ZeroPort utilizing the QuePasa Services, including a co-branded start page in both the Spanish and English language (the "Customized NetZero Service"). It is understood that the Customized NetZero Service is intended to be designed primarily for bilingual consumers.

     NOW, THEREFORE, QuePasa and NetZero hereby agree as follows:

     1. The Co-branded Start Page.

     a. Development of the Co-branded Start Page. QuePasa and NetZero shall jointly design and create a co-branded Web start page (the "Co-branded Start Page") to be used in connection with the Customized NetZero Service (as defined in Section 2(a)). The Co-branded Start Page shall be based upon both the home page for the web site located at www.quepasa.com and NetZero specifications for co-branding such page with the NetZero trademarks, logos, and links as mutually agreed upon. The Co-branded Start Page shall be subject to final approval by NetZero, which approval will not be unreasonably withheld. QuePasa shall, at no cost to NetZero, develop, implement and manage the Co-branded Start Page. Without limiting the generality of the foregoing, the Co-branded Start Page shall be created, designed and developed pursuant to the following provisions:

                    (i) QuePasa Content. The Co-branded Start Page shall include the full spectrum of QuePasa content, consumer applications and services. In addition, the co-branded start page may include links to other areas of sites owned or controlled by QuePasa (such sites, the "QuePasa Sites") and links to
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     other sites owned or controlled by third parties. QuePasa shall use best efforts to monitor and prevent offensive, pornographic or hate content from being displayed to Subscribers.

          ii. NetZero Content. In addition, the Co-branded Start Page shall include: (A) links and graphics to NetZero services including, without limitation, customer service, technical support, and member benefits, and (B) content, buttons or other editorial product selected by NetZero, provided, that, such content, buttons or other editorial product shall not exceed 12 1/2% of the "above the fold" real estate of the Co-branded Start Page when displayed at full height on an 800x600 pixel resolution screen.

     b. Advertising. QuePasa will be responsible for and receive all revenues from all advertising related activities on all of the pages on the Co-branded Start Page and QuePasa Sites provided, however, that in no event shall QuePasa display advertising on the Co-branded Start Page or on the QuePasa Sites for free internet access services which compete directly with the NetZero Service or the Customized NetZero Service.

     c. Hosting. QuePasa shall maintain, operate, host and serve, at no cost to NetZero, the Co-branded Start Page and the QuePasa Sites. The URL of the Co-branded Start Page will be substantially similar to "www.netzero.quepasa.com" or as otherwise mutually agreed upon by the parties.

     d. Exclusivity. During the Term, QuePasa shall not enter into any relationships for a co-branded site, co-branded service or co-branded start page with any free internet access service providers which compete directly with the NetZero Service or Customized NetZero Service in the United States, provided that if QuePasa is in a relationship for a co-branded site, co-branded service or co-branded start page with a partner that becomes a free internet access provider which competes directly with the NetZero Service or Customized NetZero Service during the Term, QuePasa shall be allowed to maintain such relationship so long as QuePasa does not advertise or promote such free internet access service on the Co-Branded Start Page or on the QuePasa Sites.

          2. Customized NetZero Service. NetZero and QuePasa shall cooperate in the development of the Customized NetZero Service as set forth in this Section 2.

     a. Customized NetZero Service. NetZero shall allow each of its subscribers to elect to receive the Customized NetZero Service. As part of the Customized NetZero Service, NetZero shall provide customer support and documentation in the Spanish language for its subscribers that elect to receive the Customized NetZero Service ("Subscribers") in a manner similar to customer support and documentation provided for subscribers to the NetZero Service.

               i. Registration Process. Subscribers may elect to use the Customized NetZero Service through a process to be developed and implemented by NetZero. NetZero will use commercially reasonable efforts to consult with, and obtain feedback from, QuePasa with respect to such process.

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     The Subscriber default start page shall be dependent upon the Subscriber's election to receive content targeted to the U.S. Hispanic community through a customized version of the NetZero Service. NetZero subscribers will be sent an e-mail prior to the anticipated Launch Date informing such subscribers of the option to receive the Customized NetZero Service after the Launch Date.

                    ii. Customized NetZero Service Implementation. NetZero will use commercially reasonable efforts to implement the Customized NetZero Service, including the Customized ZeroPort (as defined in Section 2(b) below) within ninety (90) days of the execution of this Agreement. Within thirty (30) days of the Effective Date, the parties shall develop a detailed implementation schedule for the Customized NetZero Service and the Customized ZeroPort (the "Implementation Plan").

    b. Customized ZeroPort. As part of the Customized NetZero Service, NetZero shall, at no cost to QuePasa, develop a customized version of The ZeroPort (the "Customized ZeroPort") as more fully set forth below pursuant to the Implementation Plan:

                    i. NetZero shall configure the Customized ZeroPort so that the Co-branded Start Page will be the default and only start page for all Subscribers when such Subscriber uses the Customized NetZero Service.

                    ii. The Customized ZeroPort shall contain a start button (the "Start Button") and search button ("Search Button") which link to the Co-branded Start Page and the applicable area of the QuePasa Sites, respectively.

                    iii. It is anticipated that the Customized ZeroPort will contain news, sports or weather buttons which shall be linked either to the applicable area of the Co-branded Start Page, other QuePasa Sites, or to third parties' Web sites, provided, that such third party Web site is not one of the ten exclusive URL's set forth in Exhibit B and all subdomains thereof and that the primary purpose of such third party web site is the provision of the applicable content.

                    iv. NetZero shall make the applicable software for the Customized ZeroPort and Customized NetZero Service available in Spanish on a download page similar to the download page for the NetZero Service.

    c. Translation. Pursuant to the Implementation Plan, the Customized NetZero service will be translated into the Spanish language by NetZero and QuePasa shall provide reasonable market specific modification and language translation assistance, if any, with respect to the translation of the Customized NetZero Service to the Spanish language.

    d. Advertising. NetZero will be responsible for all advertising related activities on the Customized NetZero Service, including the Customized ZeroPort.

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     e.   Hosting. NetZero shall maintain, operate, host and serve at no cost to QuePasa, the Customized NetZero Service.

     f. Exclusivity. During the Term, NetZero shall not enter into any relationships for a co-branded site, co-branded service or co-branded start page targeting the U.S. Hispanic community with any other portal or content aggregator which competes directly with the QuePasa Services.

          3.   Co-Marketing; Cooperation.

     a. Marketing Plan. The parties shall develop a mutually agreeable marketing plan for the services contemplated hereunder within ninety (90) days after the Effective Date. At a minimum, the marketing plan shall include the following: (i) the parties shall feature the Customized NetZero Service in a portion of the parties' respective marketing and promotional campaigns; (ii) all standard marketing and promotional CD's produced after a mutually agreed upon date and distributed by NetZero that are not co-branded with a third party shall contain the applicable software for the Customized NetZero Service; (iii) QuePasa shall commit to spend at least one million dollars ($1,000,000), and if the aggregate amount payable for Logon Fees and Referral Fees payable hereunder as set forth in Section 4(a) exceeds $6,000,000, QuePasa shall commit to spending an additional one million dollars ($1,000,000), for the production and distribution of CD's containing the Customized NetZero Service and other mutually agreeable content, and QuePasa shall have exclusive control over ordering or initiating the production and distribution of such CD's; provided, that the amounts paid by QuePasa hereunder to produce and distribute such CD's shall not exceed NetZero's reasonable costs of production and distribution of the CD's; provided further, that such amounts will not be due and payable by QuePasa until QuePasa places orders for such CD's and then only in the amount of such orders; and (iv) QuePasa will use reasonable efforts to secure the rights to bundle the NetZero software on Gloria Estefan music CD's; provided, however, that QuePasa shall not be obligated to pay for any such rights.

     b. Banner Advertising. NetZero shall provide to QuePasa, at no charge, three eights of one percent (0.375%) of NetZero's total inventory of banner advertising impressions on the Customized ZeroPort. NetZero shall provide URL targeted banner advertising impressions for fifteen (15) URL's as mutually agreed upon by the parties as set forth in Exhibit A attached hereto. URL targeted banner advertising impressions means banner advertising impressions that are displayed in the Customized ZeroPort when a Subscriber visits the targeted URL. The parties shall mutually agree upon the ten of such URL's that will be provided to QuePasa on an exclusive basis (meaning that a QuePasa URL targeted banner advertising impression will be the first URL targeted banner advertising impression that will be displayed in the Customized ZeroPort for the exclusive URL's) and the five of such URL's that will be provided to QuePasa on a non-exclusive basis. For such non-exclusive URL's, no more than three other advertisers will be assigned to each URL for rotation (meaning that a QuePasa URL targeted banner advertising impression will be the first URL targeted banner advertising impression that will be displayed in the Customized ZeroPort on an average of every fourth URL targeted banner advertising impression displayed for the non-exclusive URL's). QuePasa shall be


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provided a defense shield for the QuePasa Sites, meaning that no direct competitor to QuePasa may target the QuePasa Sites with URL targeted banner advertising. QuePasa will receive, at no charge, targeted keyword banner advertising impressions for twenty (20) mutually agreed upon keywords as set forth in Exhibit B attached hereto. Targeted keyword banner advertising impressions means banner advertising impressions that are displayed in the Customized ZeroPort when a user types the applicable keyword into a browser or search engine supported by NetZero. Five (5) of such keywords shall be provided to QuePasa on an exclusive basis as mutually agreed upon by the parties (meaning that a QuePasa keyword targeted banner advertising impression will be the first keyword targeted banner advertising impression that will be displayed in the Customized ZeroPort for the exclusive keywords). Exhibits A and B may be updated with mutually agreeable URL's and keywords, respectively, once every thirty days. QuePasa may not resell any of the banner advertising impressions set forth hereunder.

     c. Reciprocal Links. As soon as practicable after the Effective Date, QuePasa shall create a hyperlink above the fold on the QuePasa Site home page located at www.quepasa.com to the NetZero Web site download page or such other Web site as may be designated by NetZero; provided, that all users originating from such hyperlink and who download the Customized NetZero Service will automatically receive the Co-branded Start Page as their default start page. QuePasa may move such link to any other QuePasa Site homepage, provided, that such hyperlink shall at all times be displayed above the fold on the home page of the primary QuePasa Site. As soon as practicable after the Effective Date, NetZero shall create a hyperlink above the fold on the NetZero Web Site partner page to the QuePasa Site home page.

     d. Teams. Each party shall designate a team responsible for furthering the purpose of this Agreement, and such team shall consist of such party's applicable personnel in the areas of business development, editorial, marketing, sales, technology, legal and other areas that are relevant to this Agreement.

     4.   Payments

     a. Logons and Referrals. QuePasa shall pay to NetZero a fee of ten cents ($0.10) each time the Co-branded Start Page is displayed to a Subscriber when a Subscriber logs on to the Customized NetZero Service ("Logon Fee"). In addition, QuePasa shall pay to NetZero a fee of five cents ($0.05) if a Subscriber visits the Co-branded Start Page or any of the QuePasa Sites by using any of the buttons on the Customized ZeroPart, including without limitation, the Search Button and Start Button, or clicking through from the banner advertising impressions provided hereunder (the "Referral Fee"), provided, that the Referral Fee shall be payable only once per session of use of the Customized NetZero Service by such Subscriber. If the aggregate amount payable for Logon Fees and Referral Fees hereunder exceeds $6,000,000 and QuePasa has spent at least $2,000,000 for the production and distribution of CD's as set forth hereunder, the Logon Fee and Referral Fee for all subsequent transactions after the first date on which both such aggregate amount payable exceeds $6,000,000 and QuePasa has spent such $2,000,000, as applicable, shall be reduced to nine cents ($0.09) and four and one-half cents ($0.045), respectively.

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     b.   Reporting.     Following the Launch Date (as defined in Section 8),
NetZero shall track each logon and visit giving rise to a Logon Fee or Referral Fee, respectively, and shall provide reports to QuePasa within ten (10) days after the end of each month setting forth the number of transactions occurring during prior month and the amounts due for such month.

     c.   Payments.

               i. QuePasa shall make advance payments as set forth herein ("Advance Payments") which shall be deemed recoupable advance payments against amounts due and payable under Section 4(a). Within thirty (30) days of the execution of this Agreement, QuePasa will pay to NetZero an Advance Payment of one million dollars ($1,000,000). On the dates in each full calendar month thereafter which are three business days following QuePasa's receipt of the report discussed in Section 4(b) above, QuePasa shall pay to NetZero an Advance Payment of the applicable amount, if necessary, such that the then current Advance Balance (as defined in Section 4(c)ii) (as adjusted to include the applicable Advance Payment) is equal to the prior month's total Logon Fees and Referral Fees paid to NetZero plus twenty five percent (25%).

               ii. Upon the provision of the report set forth in Section 4(b), NetZero shall deduct the applicable amount set forth in such report from the Advance Balance. If the Advance Balance is not sufficient to cover the entire amount due, QuePasa shall pay such remaining amount within fifteen
     (15) days upon written notice of such shortfall. "Advance Balance" shall mean the balance of the amount held by NetZero as the recoupable advance payment as increased by Advance Payments and decreased by applicable amounts due NetZero, provided, that the Advance Balance shall never be less than $0. For the purpose of example only, if at the end of the first month following the Launch Date, the total Logon Fees and Referral Fees payable are $200,000, then such amount shall be deducted from the Advance Balance, and the Advnce Balance shall be reduced to $800,000. The Advance Balance for the second month following the Launch Date is required to be $250,000 ($200,000 + 25%), and because the Advance Balance is $800,000, QuePasa does not need to make an Advance Payment for such month.

     5.   Auditing. NetZero shall keep, maintain and preserve for at least two
(2) years following termination or expiration of the Term, accurate records relating to the applicable transactions and fees hereunder. During the Term and the six (6) month period following expiration or termination of the Term, QuePasa shall have the right, at its expense, to audit such records of NetZero for the purpose of verifying NetZero's reports and fees. Should any audit reveal a greater than five percent (5%) overpayment by QuePasa for the period being audited, NetZero shall reimburse QuePasa for all costs associated with such audit in addition to all other amounts due to QuePasa. Audits shall be made upon not less than five (5) days' prior written notice and during regular business hours. NetZero shall promptly remit to QuePasa any overpayment amounts.

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     6.   Aggregated and Individual Data. As mutually agreed to by the parties,
NetZero shall provide to QuePasa aggregated Subscriber data. Additionally, NetZero shall provide to Subscribers the option to automatically register with QuePasa for the customization of the Co-branded Start Page and if the Subscriber elects such option, NetZero shall provide the applicable individual Subscriber information to QuePasa. QuePasa may use such mutually agreed upon individual data during the Term to individually customize the Co-branded Start Page. QuePasa may use such aggregated data to better target and develop content, e-commerce and advertising opportunities. QuePasa agrees that such data is proprietary to NetZero and in no event shall QuePasa disclose, analyze, compile, sell or otherwise use such data for any other purpose. Furthermore, NetZero's obligation to provide such data and QuePasa's use of such data shall be subject in all respects to, and shall comply with, all current and future applicable laws, rules, regulations and orders regarding the collection, retention, use, dissemination and confidentiality of such data, and to all current and future policies and procedures of NetZero regarding the same.

     7. Ownership. NetZero acknowledges and agrees that, as between QuePasa and NetZero, QuePasa owns all title to, and all ownership rights in, any QuePasa intellectual property, the QuePasa Sites and all proprietary aspects of the Co-branded Start Page which are solely created and/or contributed by QuePasa, including without limitation the underlying software but excluding any NetZero brand features which are the sole property of NetZero. QuePasa acknowledges and agrees that, as between QuePasa and NetZero, NetZero owns all title to, and all ownership rights in, the Customized NetZero Service, the Customized ZeroPort (including all software related to the Customized ZeroPort)), any NetZero trademarks and all proprietary aspects of the Co-branded Start Page which are solely created and/or contributed by NetZero, including without limitation the underlying software but excluding any QuePasa brand features which are the sole property of QuePasa. All Subscriber information provided by a Subscriber to NetZero is owned by NetZero, including Subscriber information passed to QuePasa as set forth in Section 6. All Subscriber information provided by a Subscriber to QuePasa is owned by QuePasa. QuePasa shall have the right to use all Subscriber information passed by NetZero to QuePasa pursuant to Section 6 as set forth in Section 6.

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     8.   Term and Right of First Negotiation. This Agreement shall be effective upon the Effective Date and have a term ("Term") of one (1) year from the date on which NetZero launches the Customized NetZero Service (the "Launch Date") unless terminated earlier as set forth herein. Upon the request of either party after the date which is ninety (90) days prior to the end of the Term, the parties shall negotiate in good faith the continuation of the relationship hereunder and the terms and conditions of such relationship. If the parties have not commenced such negotiations or have otherwise not been able to reach agreement by the date which is sixty (60) days prior to the end of the Term, the parties shall be free to enter into negotiations, discussions and notwithstanding anything to the contrary herein, enter into relationships and agreements with third parties with respect to the subject matter hereunder, provided that the parties shall act in good faith with respect to the furtherance of the purposes of this Agreement for the remainder of the Term.

     a. Termination. Either party may terminate this Agreement if (i) the other party files a petition for bankruptcy or is adjudicated bankrupt; (ii) a petition in bankruptcy is filed against the other party and such petition is not dismissed within sixty (60) days of the filing date; (iii) the other party becomes insolvent or makes an assignment for the benefit of its creditors pursuant to any bankruptcy law; (iv) a receiver is appointed for the other party or its business; (v) upon the occurrence of a material breach of a material provision by the other party if such breach is not cured within thirty
(30) days after the written notice is received by the breaching party identifying the matter constituting the material breach; (vi) in the event of serious degradation of service that is in excess of industry standards that is not remedied within thirty (30) days of receipt of notice of such degradation of service; or (vii) by mutual consent of the parties.

     b. NetZero may terminate this Agreement upon 10 days' written notice on any Change of Control of QuePasa in which the successor or acquirer is reasonably deemed to be a direct competitor of NetZero. "Change of Control" shall mean (i) merger, consolidation, or other reorganization or transaction or series of transactions in which securities representing more than fifty percent (50%) of the total combined voting power of QuePasa's outstanding securities are transferred or issued, directly or indirectly, to any person or persons who did not have beneficial ownership of securities representing such voting power immediately prior thereto, or (ii) the sale, transfer or other disposition of all or substantially all of the assets and business of QuePasa relating to the subject matter of this Agreement. In addition, if QuePasa fails to pay any of the Advance Payments or payments invoiced pursuant to Section 4(c)ii within ten
(10) calender days following written notice that payment is delinquent, or if there are repeated failures of the QuePasa Sites and Co-branded Start Page to be available to Subscribers at all times except for minor downtime due to periodic maintenance and to perform in conformance with prevailing industry standards, without any limitation on NetZero's remedies, NetZero shall have the right, at its option, to (a) immediately terminate this Agreement on delivery of written notice to QuePasa or (b) switch its default start page to any other start or search page of its choice until QuePasa has cured such delinquency.

     c. Effect of Termination. Upon such termination, (i) QuePasa shall terminate the Co-branded Start Page, and (ii) each party shall promptly deliver to the other party all

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originals and copies of any of the other party's content or material provided by the other party hereunder, (iii) all amounts due hereunder shall become immediately due and payable, (iv) NetZero shall return to QuePasa any amounts of the Advance Balance in excess of the amounts due to NetZero at the time of termination and (v) NetZero return to QuePasa any other unearned amounts prepaid by QuePasa at the time of termination.

     9. Marks. QuePasa hereby grants to NetZero a non-exclusive, non-transferable, non-sublicensable license to reproduce and display QuePasa's trademarks, service marks, logos and the like in the United States of America solely for the purposes specified in this Agreement. NetZero hereby grants QuePasa a non-exclusive, non-transferable, non-sublicensable license to reproduce and display NetZero's trademarks, service marks, logos and the like in the United States of America solely for the purposes specified in this Agreement. Except as expressly stated herein, neither party shall make any other use of the other party's marks. Furthermore, each party agrees and acknowledges that the use of any of the other party's trademarks, service marks, logos and the like shall not create any right, title or interest in or to the use of such trademarks, service marks, logos and the like and that all such use and goodwill associated therewith shall inure to the benefit of the other party. Upon request of either party, the other party shall provide appropriate attribution of the use of the requesting party's marks. All licenses granted hereunder shall terminate automatically upon the effective date of expiration or termination of this Agreement.

     10. Representations and Warranties. Each party hereby represents and warrants as follows:

     a. Corporate Power. Such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

     b. Due Authorization. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

     c. Binding Agreement. This Agreement is a legal and valid obligation binding upon it and enforceable with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

     d.   Intellectual Property Rights.

          i. NetZero (i) has the full and exclusive right to permit QuePasa to utilize NetZero's intellectual property, including any trademark, service mark, graphics, logos or other material provided to QuePasa hereunder, to the extent contemplated by this Agreement, (ii) is the sole owner or is a valid licensee of the Customized ZeroPort, and (iii) NetZero is aware of no claims by





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any third parties adverse to any of such intellectual property rights, including the Customized ZeroPort.

               ii. QuePasa (i) has the full and exclusive right to grant or otherwise permit NetZero to access the Co-branded Start Page, and to use QuePasa's intellectual property, including any trademark, service mark, graphics, logos or other material provided to NetZero hereunder, to the extent contemplated by this Agreement, (ii) is the sole owner or is a valid licensee of the software and content underlying the Co-branded Start Page, and (iii) QuePasa is aware of no claims by any third parties adverse to any of such intellectual property rights, including any software underlying the Co-branded Start Page.

               iii. If either party's (the "Infringing Party") intellectual property rights are alleged or held to infringe the intellectual property rights of a third party, the Infringing Party shall, at its own expense, and in its sole discretion, (1) procure for the non-Infringing Party the right to continue to use the allegedly infringing intellectual property or (2) replace or modify the intellectual property to make it non-infringing.

The representations and warranties and covenants in this Section 10 are continuous in nature and shall be deemed to have been given by each party at execution of this Agreement and at each stage of performance hereunder. These representations, warranties and covenants shall survive termination or expiration of this Agreement.

     11. Limitation of Warranty. EXCEPT AS EXPRESSLY WARRANTED IN SECTION 10 ABOVE, EACH PARTY EXPRESSLY DISCLAIMS ANY FURTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT AS EXPRESSLY WARRANTED IN SECTION 10, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS WITH RESPECT TO ITS WEB SITES, THE CUSTOMIZED NETZERO SERVICE, THE CO-BRANDED START PAGE AND NEITHER PARTY SHALL BE LIABLE FOR THE CONSEQUENCES OF ANY INTERRUPTIONS, DOWNTIME, NON-PERFORMANCE OR ERRORS RELATED THERETO.

     12.  Indemnification.

     a. Mutual Indemnity. Each party (in such case, the "Indemnifying Party") will at all times defend, indemnify and hold harmless the other party (in such case, the "Indemnified Party") and the Indemnified Party's officers, directors, shareholders, employees, accountants, attorneys, agents, successors and assigns from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising out of or related to the Indemnifying Party's breach of any express representations and warranties set forth in Section 10 of this Agreement. In


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addition, (i) NetZero shall indemnify QuePasa, its officers, directors, shareholders, employees, accountants, attorneys, agents, successors and assigns from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising out of or related to the operation, provision or maintenance of the Customized NetZero Service (other than services or products offered by QuePasa), or any act or omission by NetZero with respect to NetZero's use of Subscriber information or data, and (ii) QuePasa shall indemnify NetZero, its officers, directors, shareholders, employees, accountants, attorneys, agents, successors and assigns from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising out of or related to the operation, provision or maintenance of services offered by QuePasa on the Co-branded Start Page (other than services or products offered by NetZero) or any act or omission by QuePasa with respect to QuePasa's use of Subscriber information or data provided by NetZero or Subscriber. The Indemnified Party shall give the Indemnifying Party prompt written notice of any claim, action or demand for which indemnity is claimed. The Indemnifying Party shall have the right, but not the obligation, to control the defense and/or settlement of any claim in which it is named as a party and which arises as a result of its breach of any warranty, representation, covenant or agreement under this Agreement. The Idemnified Party shall have the right to participate in any defense of a claim by the Indemnifying Party with counsel of the Indemnified Party's choice at its own expense. The foregoing indemnity is conditioned upon prompt written notice by the Indemnified Party to the Indemnifying Party of any claim, action or demand for which indemnity is claimed; complete control of the defense and settlement thereof by the Indemnifying Party; and such reasonable cooperation by the Indemnified Party in the defense as the Indemnifying Party may request, at the Indemnifying Party's sole expense.

     b. Settlement. Neither party shall, without the prior written consent of the other party, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim unless the settlement, compromise or consent provides for and includes an express, unconditional release of all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, against the Indemnified Party.

     13.  Confidentiality, Press Releases.

    a. Non-Disclosure Agreement. The parties agree and acknowledge that, as a result of negotiating, entering into and performing this Agreement, each party has and will have access to certain of the other party's Confidential Information (as defined below). Each party also understands and agrees that misuse and/or disclosure of that information could adversely affect the other party's business. Accordingly, the parties agree that, during the Term of this Agreement and thereafter, each party shall use and reproduce the other party's Confidential Information solely for purposes of this Agreement and only to the extent necessary for such purpose and shall restrict disclosure of the other party's Confidential Information to its employees, consultants or independent contractors with a need to know and shall not disclose the other party's Confidential Information to any third party without the prior written approval of the other party. Notwithstanding the foregoing, it shall not be a breach of this Agreement for either party to disclose Confidential Information of the other party if required to do so under law (including compliance with any applicable federal or state securities laws), in a judicial or other governmental investigation or proceeding or pursuant to a written opinion of counsel, provided the other party has been given prior written notice and the disclosing party has sought all commercially reasonable safeguards against any further dissemination prior to such disclosure.

     b. CONFIDENTIAL INFORMATION DEFINED. As used in this Agreement, the term "Confidential Information" refers to: (i) each party's trade secrets, business plans, strategies, methods and/or practices; and (ii) other information relating to either party that is not generally known to the public, including information about either party's personnel, products, customers, marketing strategies, services or future business plans. Notwithstanding the foregoing, the term "Confidential Information" specifically excludes (A) information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the other party; (B) information that is known to either party without restriction, prior to receipt from the other party under this Agreement, from its own independent sources as evidenced by such party's written records, and which was not acquired, directly or indirectly, from the other party; (C) information that either party receives from any third party reasonably known by such receiving party to have a legal right to transmit such information; and not under any obligation to keep such information confidential; and (D) information independently developed by either party's employees or agents provided that such party can show that those same employees or agents had no access to the Confidential Information received hereunder.

     c. PRESS RELEASES. Except to the extent permitted pursuant to the last sentence of paragraph (a) above and except for disclosure required pursuant to the disclosure requirements of federal or state securities laws in no event shall either party, its employees, consultants or affiliates disclose to any third parties or make any press release or any public announcement relating in any way whatsoever to this Agreement without the express prior written consent of the other party, provided, that after the initial press release announcing this Agreement, either party may refer to the other party in press releases, marketing materials and other promotional materials upon the prior written consent of such other party. The parties agree to cooperate with one another to determine the content of an initial press release relating to this Agreement and to issue such press release on a mutually agreed upon date.

     14. FORCE MAJEURE. In the event that either party is prevented from performing, or is unable to perform, any of tis obligations under this Agreement due to any cause beyond the reasonable control of the party invoking this provision, the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

     15. RELATIONSHIP OF PARTIES. NetZero and QuePasa are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture or agency relationship between NetZero and QuePasa. Neither party has authority to enter into agreements of any kind on behalf of the other.

     16. Assignment. Neither QuePasa nor NetZero may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other. Notwithstanding the foregoing, each party may assign this Agreement to any successor of such party.

     17. Choice of Law and Forum. This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, the laws of State of California applicable to contracts entered into and wholly to be performed within said State. Each of NetZero and QuePasa hereby consents to the personal jurisdiction of the State of California, acknowledges that venue is proper in any state or federal court in the State of California, agrees that any action related to this Agreement must be brought in a state or Federal court in the State of California, and waives any objection it has or may have in the future with respect to any of the foregoing.

     18. Scope of Agreement. This Agreement shall only apply to the Customized NetZero Service (free, dial-up Internet access) designed primarily for the U.S. Hispanic market in accordance with the terms herein.

     19. Good Faith. The parties agree to act in good faith with respect to each provision of this Agreement and any dispute that may arise related hereto.

     20. Counterparts and Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be considered original signatures.

     21. No Waiver. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party.

     22. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

     23. Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     24. Notices. All notice required to be given under this Agreement must be given in writing and delivered either in hand, by certified mail, return receipt requested, postage pre-paid, or by Federal Express or other recognized overnight delivery service, all delivery charges pre-paid, and addressed:

               If to QuePasa:      Quepasa.com, Inc.
                                   400 East Van Buren
                                   Phoenix, AZ 85004
                                   Attention: Bob Weinstein

                                   with a copy to:

                                   Brownstein Hyatt & Farber, P.C.
                                   410 Seventeenth Street, 22nd Floor
                                   Denver, CO 80202
                                   Attention: Adam Agron

               If to NetZero:      NetZero, Inc.
                                   2555 Townsgate Drive
                                   Westlake Village, CA 91361
                                   Attention: General Counsel

     25. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements between QuePasa and NetZero concerning the subject matter, and cannot be amended except by a writing signed by both parties. No party hereto has relied on any statement, representation or promise of any other party or with any other officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.

     26. Limitations of Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE OR THAT PARTY HAS BEEN ADVISED OR HAS CONSTRUCTIVE KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM SUCH PARTY'S PERFORMANCE OR NON-PERFORMANCE PURSUANT TO ANY PROVISION OF THIS AGREEMENT OR THE OPERATION OF SUCH PARTY'S SITE (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, HOWEVER, THIS SECTION SHALL NOT LIMIT EITHER PARTY'S LIABILITY TO THE OTHER FOR (A) WILLFUL AND MALICIOUS MISCONDUCT; (B) DIRECT DAMAGES TO REAL OR TANGIBLE PERSONAL PROPERTY; (C) BODILY INJURY OR DEATH CAUSED BY NEGLIGENCE; OR (D) INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

          27. Survival. All terms of this Agreement which by their nature extend beyond its termination (including any accrued payment or refund obligations) remain in effect until fulfilled, and apply to respective successors and assigns.

                            [SIGNATURE PAGE FOLLOWS]

     Executed as of the date first written above.

NetZero, Inc.                      Quepasa.com, Inc.

By: /s/ Charles S. Hilliard        By: /s/ Gary L. Trujillo
   ------------------------           --------------------

Name: CHARLES S. HILLIARD          Name: GARY L. TRUJILLO
     ----------------------             ------------------

Title: SVP & CFO                   Title: Chairman & CEO
      ---------------------              -----------------

                                   EXHIBIT A
                                     URL's

Exclusive

1.  http://www.univision.com

2.  http://www.univision.net

3.  http://www.elsitio.com

4.  http://www.yupi.com

5.  http://www.picosito.com

6.  http://www.starmedia.com

7.  http://www.galavision.com

8.  http://www.todito.com

9.  http://espanol.yahoo.com

10. http://www.espanol.com

Non-exclusive

1.  http://www.altavista.com

2.  http://www.excite.com

3.  http://www.mp3.com

4.  http://mx.yahoo.com

5.  http://www.aol.com

                                   EXHIBIT B
                                    KEYWORDS

Exclusive

1 quepasa

2 latino

3 latin

4 mexico

5 espanol (50% exclusivity, meaning rotation with one other advertiser)

5 credito (50% exclusivity, meaning rotation with one other advertiser)

Non-exclusive

6 empleo

7 baseball

8 toys

9 carros

10 spanish

11 hispano

12 soccer

13 futbol

14 ricky

15 insurance

16 shopping

17 viaje

18 musica

19 compras

FOR IMMEDIATE RELEASE
                                           Quepasa.com Contact:     Lano Buschel
                                                                  (212) 931-6130
                                                                 PepperCom, Inc.
                                                          Lbuschel@peppercom.com

                                                                  Michele Vahsen
                                                                     quepasa.com
                                                         (602) 716-0100 ext. 259
                                                             mvahsen@quepasa.com

                                           NetZero Contact:          Edie Kissko
                                                                    Golin/Harris
                                                                  (213) 623-4200
                                                         ekissko@golinharris.com

              QUEPASA.COM AND NETZERO ANNOUNCE STRATEGIC ALLIANCE

               PREMIER ONLINE COMMUNITY FOR U.S. HISPANICS JOINS
  FORCES WITH NETZERO TO BRING FREE INTERNET ACCESS TO THE U.S. LATINO MARKET

PHOENIX, AZ - DECEMBER 15, 1999 - QuePasa.com (Nasdaq: PASA), the premier online community for U.S. Hispanics (www.quepasa.com) and NetZero, Inc. (Nasdaq: NZRO), the nation's largest provider of free Internet access based on number of registered users, today announced a strategic alliance whereby NetZero will offer free Internet access along with quepasa.com's full spectrum of content, consumer applications, and services designed for the U.S. Hispanic market.

Under the exclusive agreement, NetZero's current and future subscribers may select a customized quepasa.com start page that appears at each user logon and that features highly relevant news, content and services in a bilingual format for the Latino community. NetZero users also will have the option to select a version of The Zeroport(TM) customized for the U.S. Hispanic market. The ZeroPort is the unique, easy-to-use navigational tool for NetZero users that provides "speed dial" to some of the most popular destinations on the Web. Through the use of the ZeroPort subscribers will be able to utilize the quepasa.com bilingual search services regardless of where they navigate on the Internet. NetZero and quepasa.com indicated that the customized service will be available in the first quarter of the calendar year 2000.

"Making the Internet available to every Hispanic family in the U.S. is a key mission of quepasa.com," said Gary L. Trujillo, Chairman and CEO, quepasa.com. "This represents a key distribution partnership to achieve our goal of maintaining quepasa.com's focus and leadership in the U.S. Hispanic marketplace. Quepasa.com and NetZero are working together to ensure that Hispanic families throughout the United States will be able to participate in the Internet revolution and be involved in a way that is culturally relevant to the U.S. Latino community."

Thirty-three million Latinos make up the fastest-growing minority in the United States. Currently, 36% of U.S. Hispanics are online and U.S. Hispanic households are purchasing computers at twice the rate of other U.S. households. By the year 2000, online penetration in the U.S. Hispanic market is expected to soar to 43%, resulting in 3.6 million US Latinos online. Using its proprietary zCast(TM) tracking and targeting technology, NetZero will be able to provide advertisers with valuable one-to-one marketing capabilities in this rapidly growing market.

"The NetZero mission always has been to bring the benefits and freedom of the Internet to the masses and to provide easy access to the wealth of content on the Web," said Mark R. Goldston, chairman and chief executive officer of NetZero. "This agreement allows us to provide the rich and meaningful content of quepasa.com to our NetZero users in the U.S. Latino market."

ABOUT QUEPASA.COM

Quepasa.com provides the rapidly growing U.S. Hispanic market with information and interactive content available in both Spanish and English. The site was founded in 1998 and includes a search engine, free e-mail, free Web pages, Spanish-language news feeds, worldwide weather information, chat rooms, games, maps, and message boards. Quepasa.com has entered into strategic partnerships with leading providers of media, content and technology including: Reuters NewMedia, Inc., Associated Press, Hispanic Business Magazine, Screaming Media, Inc., AutoNation, Inc., Telemundo Network Group, Fox Sports World Espanol, Net2Phone, Inc., WeatherLabs, Inc., Inktomi, GTE Internetworking and Exodus Communications.

ABOUT NETZERO

NetZero is pioneering a new Internet service model that provides consumers with free access to the Internet while offering online advertisers an effective way to target those users. NetZero offers consumers free and unlimited nationwide Internet access, free email and navigational tools through The ZeroPort. The ZeroPort is a persistent on-screen device which serves as a navigational tool providing users with instant "speed dial" to key sites on the Internet for functions such as shopping, auction, e-commerce and services. Users can even access essential features such as search, e-mail and browse, all without having to launch their browser. Customized information such as stocks, news and sports can also be delivered directly to the desktop through The ZeroPort. For advertisers, NetZero utilizes its proprietary zCast technology to provide unique one-to-one targeting capabilities and the ability to track users throughout their online experience. Between the October 1998 launch of NetZero and September 30, 1999, approximately two million users registered for its free Internet access service. NetZero offers its services in more than 1,800 cities across the United States.

CERTAIN STATEMENTS IN THIS RELEASE REGARDING THE COMPANY'S EXPECTED FUTURE BUSINESS AND PROSPECTS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE BASED UPON CURRENT EXPECTATIONS AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY SUCH STATEMENT, INCLUDING RISKS AND UNCERTAINTIES DISCUSSED IN THE PROSPECTUS AS AMENDED, OF QUEPASA.COM, WHICH DISCUSSIONS ARE INCORPORATED HEREIN BY REFERENCE.

THIS ANNOUNCEMENT MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS PREDICTED AND REPORTED RESULTS SHOULD NOT BE CONSIDERED AS AN INDICATION OF FUTURE PERFORMANCE. THE POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, NETZERO'S UNPROVEN BUSINESS MODEL AND LIMITED OPERATING HISTORY; NETZERO'S ABILITY TO GROW ITS USER BASE, GENERATE ADVERTISING REVENUES AND DECREASE TELECOMMUNICATIONS COSTS; THE EFFECTS OF COMPETITION FOR USERS AND ADVERTISERS; THE LOSS OF KEY CUSTOMERS; TECHNOLOGICAL PROBLEMS OR DEVELOPMENTS; AND GOVERNMENTAL REGULATION. MORE INFORMATION ABOUT POTENTIAL FACTORS THAT COULD AFFECT NETZERO'S BUSINESS AND FINANCIAL RESULTS IS INCLUDED IN NETZERO'S FORM 10-Q AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (http://www.sec.gov) INCLUDING (WITHOUT LIMITATION) INFORMATION UNDER THE CAPTIONS "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "RISK FACTORS." NETZERO(TM), DEFENDERS OF THE FREE WORLD(TM), THE NETZERO LOGO, CLUBZERO(TM), ZCAST(TM) AND THE ZEROPORT(TM) ARE TRADEMARKS OF NETZERO, INC. ALL OTHER NAMES ARE TRADEMARKS AND/OR REGISTERED TRADEMARKS OF THEIR RESPECTIVE OWNERS.

                                     # # #